Exhibit 99.1

Speedus Announces Fourth Quarter and Fiscal 2007 Results

March 31, 2008 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $4.4 million, or $1.11 per share on a fully diluted basis, for the twelve months ended December 31, 2007 compared to a net loss of $5.6 million, or $1.40 per share on a fully diluted basis, for the twelve months ended December 31, 2006. The loss before depreciation and amortization for the twelve months ended December 31, 2007 was $4.2 million compared to a loss before depreciation and amortization of $4.9 million for the twelve months ended December 31, 2006.

For 2007, total operating expenses before depreciation and amortization amounted to $5.7 million compared to $6.3 million in 2006. This decrease is primarily a result of a decrease in non-cash stock based compensation.

In October 2007, Zargis and the 3M Company entered into an exclusive multi-year marketing alliance involving Zargis’ heart sound analysis software and 3M Littmann’s next-generation electronic stethoscope. Under the agreement, Zargis will support 3M in its efforts to develop a next-generation stethoscope that will be compatible with Zargis’ heart sound analysis software. In addition, the alliance provides Zargis with a wide-range of marketing and promotional opportunities along with exclusive rights to sell its heart sound analysis software through the global distribution network of the Littmann brand. The agreement grants 3M a 10% minority equity position in Zargis, 5% following the first sale of Zargis’ software through the 3M distribution channel and 5% in the event the agreement is renewed after an initial two year term and certain other conditions are met, and a seat on Zargis’ board of directors.

About Speedus Corp

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2007 audited consolidated financial statements and notes thereto on Form 10-K. Operating results for the year ended December 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

CONTACT: Peter Hodge of Speedus Corp., 888-773-3669 (ext. 23) or phodge@speedus.com

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarters ended December 31,		Years ended December 30,

	2007	2006	2007	2006
	(unaudited)	(unaudited)

Revenues	$155,285	$208,024	$733,213	$846,342

Expenses:
Selling, general and administrative	1,022,009	1,157,638	3,828,009	4,319,554
Research and development	354,315	293,793	1,612,872	1,678,139
Depreciation and amortization	109,201	139,888	265,634	757,553
Cost of sales	65,825	76,717	297,439	306,932

Total operating expenses	1,551,350	1,668,036	6,003,954	7,062,178

Operating loss	(1,396,065)	(1,460,012)	(5,270,741)	(6,215,836)

Investment income/(loss)	(10,148)	332,532	852,691	600,641

Net loss	$(1,406,213)	$(1,127,480)	$(4,418,050)	$(5,615,195)

Per share:
Loss per common share - basic and diluted	$(0.35)	$(0.28)	$(1.11)	$(1.40)

Weighted average common shares outstanding - basic and diluted	3,991,910	4,004,279	3,992,044	4,012,927

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$8,845,358	$10,204,167
United States Treasury bills	2,996,700	4,990,250
Assets held for sale	342,000	—
Marketable securities	92,190	354,011
Prepaid expenses and other	79,623	143,654

Total current assets	12,355,871	15,692,082
Property and equipment, net of accumulated depreciation of $112,353 and $444,972	50,569	527,828
Other intangible assets, net of accumulated amortization of $1,125,928 in 2006	—	34,116
Other investments	800,000	800,000
Other assets	83,127	81,737

Total assets	$13,289,567	$17,135,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,413	$62,805
Accrued liabilities	1,390,803	971,055

Total current liabilities	1,437,216	1,033,860

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000 shares authorized; 5,438,006shares issued)	54,380	54,380
Preferred stock ($.01 par value; 20,000,000 shares authorized):
Series A Junior Participating ($.01 par value; 4,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in-capital	91,797,457	91,627,241
Treasury stock (at cost; 1,445,634and 1,445,221shares)	(6,085,078)	(6,083,360)
Accumulated deficit	(73,914,408)	(69,496,358)

Stockholders’ equity	11,852,351	16,101,903

Total liabilities and stockholders’ equity	$13,289,567	$17,135,763